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                                                                    EXHIBIT 11.1

                        COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

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
                                                                    Three months ended
                                                                         March 31,
                                                                     -----------------
                                                                      2000      1999
                                                                     -------   -------
Basic

   Average shares outstanding ....................................    19,032    18,768
                                                                     =======   =======

   Net income ....................................................   $ 1,390   $ 3,401
                                                                     =======   =======

   Per share amount ..............................................   $   .07   $   .18
                                                                     =======   =======


Diluted

   Average shares outstanding ....................................    19,032    18,768

   Net effect of dilutive stock options based on the
     treasury stock method using the average market price ........       557     1,546
                                                                     -------   -------

   Total .........................................................    19,589    20,314
                                                                     =======   =======

   Net income ....................................................   $ 1,390   $ 3,401
                                                                     =======   =======

   Per share amount ..............................................   $   .07   $   .17
                                                                     =======   =======
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